exhibit 19.2

CINEMARK HOLDINGS, INC.

SUPPLEMENTAL POLICY
CONCERNING TRADING
IN COMPANY SECURITIES
BY CERTAIN DESIGNATED PERSONS

This policy supplements our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. This policy applies to certain designated persons. If you are subject to this policy, we will notify you and provide you with a copy of this policy. After you have read this policy, please sign the Certification that is attached to this policy and return it to the Compliance Officer at the address indicated on the Certification. You will also be asked to recertify your compliance with this policy annually.

Persons subject to this supplemental policy

This supplemental policy applies to:

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each director of the Company;
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each officer of the Company who has been designated by our board of directors as an “executive officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
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any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company and access to material nonpublic information.

We will notify you if you are subject to this supplemental policy. We refer to persons subject to this supplemental policy as “Designated Persons.”

If you are a Designated Person, then this policy also applies to your family members who reside with you, anyone else who lives with you, any family members who do not live with you but whose transactions in Company securities are subject to your influence or control (such as parents or children who consult with you before they engage in transactions in Company securities) and any other entity whose transactions in Company securities are controlled by you. You are responsible for making sure that these other persons and entities comply with this policy.

Additional transaction restrictions that apply to Designated Persons

If you are a Designated Person, you are subject to all of the requirements of our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. In addition, you are subject to the following restrictions:

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You may not engage in transactions in Company securities outside of a trading window. For purposes of this policy, a “trading window” will commence after the close of trading two full trading days following the Company’s widespread public release of quarterly or annual operating results and end after the close of trading fifteen days prior to the end of the fiscal quarter.
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Even during a trading window, you may not engage in transactions in Company securities during a blackout period. You may not engage in transactions in Company securities during any special blackout periods that the Compliance Officer may designate with the prior written approval of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). You may not disclose to any outside third party that a special blackout period has been designated.
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You may not engage in transactions in Company securities during a trading window without prior approval. Even during a trading window, you may engage in transactions in Company securities only after obtaining the approval of the Compliance Officer. If you decide to engage in a transaction involving Company securities during a trading window, you must notify the Compliance Officer in writing of the amount and nature of the proposed transaction(s) at least two business days prior to the proposed transaction, and certify in writing that you are not in possession of material nonpublic information concerning the Company. You must not engage in the transaction unless and until the Compliance Officer provides his approval in writing. Unless revoked, an approval will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during such two-day period, pre-clearance of the transaction must be re-requested. Any determination by the Compliance Officer to disapprove a proposed transaction will require the concurrence of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). The foregoing functions of the Compliance Officer will be undertaken by the Chief Executive Officer in the case of proposed transactions by the Compliance Officer. Proposed transactions by the Chief Executive Officer will require approval by any of (i) the Compliance Officer; (ii) the Chief Financial Officer or (iii) the Compensation Committee of the Board. The existence of these approval procedures does not in any way obligate the Compliance Officer to approve any transaction.
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Except as permitted by rules of the Securities and Exchange Commission (the “SEC”), you may not trade in Company equity securities during a pension plan blackout period. If you are an executive officer or director, you may not trade or transfer during any pension fund blackout period any equity securities (including derivative securities) of the Company that you acquired in connection with your service as an officer or director, except to the extent such trade or transfer is permitted by SEC rules. A pension plan blackout period is generally any period of more than three consecutive business days during which at least 50% of the participants or beneficiaries located in the U.S. under all individual account pension plans maintained by the Company are unable to buy, sell or otherwise acquire or transfer Company equity securities due to a temporary suspension of trading by us or a plan fiduciary, excluding certain regularly scheduled blackouts and blackouts imposed solely in connection with certain corporate transactions such as mergers. Any profits made by you in violation of this proscription are recoverable by us. We will notify plan participants, directors, officers and the SEC in advance of any pension plan blackout period.

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You may not trade in puts or calls or engage in short sales with respect to Company securities. Trading in “puts” and “calls” (publicly traded options to sell or buy stock) and engaging in short sales (i.e., sales of securities that the seller does not own) are often perceived as involving insider trading and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this policy, as are short sales of Company securities.
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You may not engage in certain hedging transactions with respect to Company securities. Certain forms of hedging transactions, such as zero-cost collars, equity swaps, prepaid variable forward contracts and exchange funds, are designed to hedge or offset a decrease in market value of a person’s stock holdings. The stockholder is then no longer exposed to the full risks of stock ownership and may no longer have the same objectives as the Company’s other stockholders. Therefore, such hedging transactions are prohibited under this policy.
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You may not hold Company securities in a margin account, and you may not pledge Company securities as collateral for any other loan. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material nonpublic information about the Company. Also, a foreclosure sale under any other loan could also occur at a time when the borrower has nonpublic information about us. Therefore, you may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

Exceptions to this Policy

The transaction restrictions in this policy (other than the transaction restrictions set forth in the last three bullet points of the preceding section) do not apply to those transactions discussed in our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others under the heading “Exceptions to this Policy.”

In addition, specific exceptions to this supplemental policy may be made when the person requesting approval does not possess material nonpublic information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this policy. Any request for an exception should be directed to the Compliance Officer. Any request for an exception by a director or executive officer shall also require the preapproval of the Compensation Committee of our board of directors.

Information about the Compliance Officer

We have designated Michael Cavalier as the Compliance Officer for this policy. His telephone number is (972) 665-1108. If you have any questions about this policy, you should contact the Compliance Officer.

CERTIFICATION

I hereby acknowledge receipt of the Cinemark Holdings, Inc. Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons and agree to abide by its terms and conditions.

Signature
Print Name
Date of Signature

Return this Certification to Michael Cavalier at Cinemark Holdings, Inc.